Exhibit 99.1

Provident Community Bancshares Reports Earnings For the Three and Twelve Months Ended December 31, 2007

ROCK HILL, S.C.--(BUSINESS WIRE)--Provident Community Bancshares, Inc. (NASDAQ GM: PCBS) (the “Corporation”) reported operating results for the three and twelve months ended December 31, 2007. Net income for the fourth quarter of 2007 was $212,000 compared to $814,000 for the fourth quarter of 2006. Earnings per share were $0.12 per share (diluted) for the fourth quarter of 2007, versus $0.44 per share (diluted) for the fourth quarter of 2006. Net income for the twelve months ended December 31, 2007, was $2.2 million, or $1.18 per share (diluted), compared to $2.8 million, or $1.48 per share (diluted), for 2006. The decrease in net income for the periods primarily reflected an increase in the provision for loan losses due to loan growth and the increase in nonperforming assets.

At December 31, 2007, assets totaled $407.6 million, a 5.2% increase from $387.6 million at December 31, 2006. The increase in assets reflected an increase in loans, primarily higher-yielding commercial and consumer loans, offset by a decrease in lower-yielding investments and mortgage-backed securities. Growth in lower cost transaction accounts and time deposits resulted in an increase in deposits and a decrease in FHLB borrowings.

Dwight V. Neese, President and CEO, said “We are pleased with the balance sheet structure and growth that we achieved in 2007. Loans have increased approximately 11% since December 31, 2006, enabling our company to exceed $400 million in total assets. In addition, we increased our deposit base by approximately 9%. Our three new banking center locations established in the previous year required a significant capital investment, but played a major role in our deposit growth of $22 million. While the year 2008 will present many challenges for the banking industry, we plan to focus our attention on core operations with the goal of enhancing long-term value for our shareholders.”

Nonperforming assets were $3.8 million as of December 31, 2007, or 0.93% of total assets, as compared to $1.4 million at December 31, 2006, an increase of $2.3 million. The majority of this increase relates to two loan relationships that also existed at December 31, 2006. Management has allocated specific reserves to these and other non accrual loans that it believes will offset losses, if any, arising from less than full recovery of the loans from the supporting collateral.

The Corporation also declared a quarterly cash dividend of $0.115 per share payable on February 15, 2008 to shareholders of record on January 30, 2008. Provident Community Bancshares, Inc. has a dividend reinvestment plan and information about the plan can be obtained from Registrar and Transfer Company at 800-368-5948.

COMPANY HIGHLIGHTS

Provident Community Bancshares is the holding company for Provident Community Bank, N.A., which operates nine community oriented banking centers in the upstate of South Carolina that offer a full array of financial services. The $407 million holding company is headquartered in Rock Hill, South Carolina and its common stock is traded on the NASDAQ Global Market under the symbol PCBS. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

FORWARD-LOOKING STATEMENTS

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risk and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. The Corporation does not assume any duty and does not undertake to update its forward-looking statements. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation’s actual results, see the Corporation’s Annual Report in Form 10-K for the year ended December 31, 2006, including in the Risk Factors section of that report.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three and twelve months ended December 31, 2007, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Financial Highlights (Unaudited) ($ in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Income Statement Data	2007	2006	2007	2006

Net interest income	$2,599	$2,637	$10,795	$10,524
Provision for loan losses	801	115	1,066	470
Net interest income after loan loss provision	1,798	2,522	9,729	10,054
Non-interest income	845	743	3,162	2,876
Non-interest expense	2,510	2,324	10,167	9,178
Income tax	(79)	127	534	949
Net income	$212	$814	$2,190	$2,803
Earnings per share: basic	$0.12	$0.44	$1.20	$1.50
Earnings per share: diluted	$0.12	$0.44	$1.18	$1.48
Weighted Average Number of Common Shares Outstanding

Basic	1,795,578	1,834,261	1,820,666	1,865,951
Diluted	1,829,345	1,867,603	1,858,255	1,893,203
Cash dividends per share	$0.115	$0.110	$0.455	$0.430
Balance Sheet Data	At 12/31/07	At 12/31/06

Total assets	$407,641	$387,630
Cash and due from banks	11,890	9,124
Investment securities	111,187	122,185
Loans	259,831	234,640
Allowance for loan losses	3,344	2,754
Deposits	270,399	248,440
FHLB advances and other borrowings	93,631	98,533
Junior subordinated debentures	12,372	12,372
Shareholders’ equity	27,313	25,967
Common shares outstanding	1,794,866	1,830,528
Book value per share	$15.22	$14.19
Equity to average assets	6.72%	6.92%
Total loans to deposits	96.09%	94.45%
Allowance for loan losses to total loans	1.29%	1.17%

Asset Quality
Nonperforming loans	2,927	1,295
Other real estate owned	856	148
Total nonperforming assets	3,783	1,443
Net loan charge-offs	476	110

CONTACT:
Provident Community Bancshares, Inc.
Dwight V. Neese, 803-980-1863